Exhibit 99.2
ASYST TECHNOLOGIES #11100080
ASYST TECHNOLOGIES 2ND QUAR
October 30, 2007, 5:00 PM ET
Chairperson: John Swenson (Mgmt.)

Operator:	Good afternoon, ladies and gentlemen and thank you for standing by. Welcome to the Asyst Technologies Second Quarter 2008 Fiscal Year Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question please press the, star followed by the one on your touchtone phone. If you would like to withdraw your question, please press the, star followed by the two. If you are using speaker equipment, please lift the handset before making your selection. This conference is being recorded today Tuesday, October 30, 2007.

I would now like to turn the conference over to John Swenson. Please go ahead, sir.

John Swenson:	Thank you and good afternoon, everyone, and welcome to this Fiscal 2008 Second Quarter Conference Call for Asyst Technologies. The press release detailing our financial results for the Quarter was distributed via business wire earlier this afternoon. The release will be posted to our website which is at www.asyst.com. To access the release, interested parties should click on the investor relations link followed by the press release link.

I need to remind you that during today’s call, we will make forward-looking statements. We have no obligation to update these statements. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC as well as today’s press release. We also will present non-GAAP financial information in this call. For reconciliation of our non-GAAP financial information to the equivalent measures under GAAP, please refer to the press release which again is posted on our website as well as our 8-K filings with the SEC.

Now to our Conference Call. Mike Sicuro, our CFO, will review financial highlights for the Quarter as well as outlook. Steve Schwartz, our CEO, will provide the strategic overview and will comment on current product and market trends. After the formal comments, we will be happy to take your questions.

Now I’ll turn the call over to Mike Sicuro. Mike?

Michael Sicuro:	Thanks, John, and good afternoon everyone. In the Fiscal Second Quarter we exceeded our guidance for sales and GAAP and non-GAAP earnings. However, margins were down primarily as a result of higher-than-expected installation costs and a large AMHS project. Consistent with our expectations, bookings rebounded from the low we saw in the First Quarter. While we are optimistic about bookings improving further over the second half of our fiscal year, the timing of customer decisions remains very fluid in the current environment. Steve and I will discuss these items in detail in our comments.

Now to the specific results for the quarter. New orders for the quarter were 96 million, up from 76 million in Q1. In AMHS, new orders totaled 61 million, up from 28 million in the prior quarter. Significant bookings included a large project for a raw wafer manufacturer and a second phase of a large flash fab, both in Japan. New orders of tool and fab automation products totaled 35 million, down from 48 million in the prior quarter, reflecting the down shipment and booking trends among our OEM customers.

The mix of new orders was as follows. 300 millimeter, 78%; 200 millimeter, 13%, flat panel less than 1%, and service was 9%. OEMs represented 20% of new orders and the remainder, or 78%, came from the end users. By geography, new order distribution was: North America, 14%; Japan, 72%; Taiwan, 5%, other Asia Pacific 7%, and Europe was 2%. Backlog as of the end of the quarter was 94 million. 71 million of the backlog relates to AMHS and the remainder relates to tool and fab automation products.

Consolidated net sales for the Fiscal Second Quarter were 138.8 million, up from 121.6 million in the prior sequential quarter. Net sales related to AMHS were 86.2 million, up from 76.3 million in the prior sequential quarter. The increase was primarily attributable to installation activity with our largest flash and foundry customers, which more than offset decreased activity in logic and B Ram [sp]. Flat panel display was essentially flat quarter over quarter at approximately 6 million. Net sales of tool and fab automation solutions were 48.6 million, which compared with 45.3 million in Q1. The increase was primarily driven by acceptances of start and sorters as well as increased sales of 200 millimeter products primarily in China.

Sales mix was as follows. 300 millimeter, 73%; 200 millimeter, 15%; flat panel 4% and service was 8%. OEM’s represented 20% of sales and the remainder, or 80% of sales, came from the end user. By geography, sales distribution was as follows. North America was 18%; Japan, 38%, Taiwan, 23%; other Asia Pacific, 14%, and Europe was 7%. Consolidated gross margin for the quarter was 29%, which compares with 33% in the prior sequential quarter. The decline was solely attributable to AMHS.

AMHS gross margin declined as a result of approximately 4 million of additional installation costs for a large project in Japan which reduced gross margin to 20%, compared to 27% in the First Quarter. As Steve will detail in his comments, this important customer [inaudible] requirements during installation that essentially was not negotiable. Every construction supplier on the project faced similar challenges to ours for the same reasons. The customer has since relaxed many of the requirements which will allow for improved margin on this project in Q3. In addition, we believe that we will recover the majority of the Q2 costs in later projects with this customer.

Excluding this cost overrun, AMHS’ gross margins would have been 26% and the consolidated margin would have been 32%, essentially flat with the prior quarter. We continue to reduce AMHS’ material costs in the quarter and are on schedule with our supply chain programs which partially offset the impact of a shifted mix to lower market projects.

Gross margins on tool and fab automation solutions was 45%, compared to 43% in the prior quarter. This is the highest gross margin we have reported in this business in more than six years and it is at the upper end of our targeting range. This achievement is evidence again of the strength of our leverage manufacturing model and reflects solid operational execution across our tool and fab automation business unit.

Now let’s move on to operating expenses. Consolidated R&D expense was 9.1 million, up from 8.3 million in Q1. The increase is right in line with our ramp up of product development. We expect R&D to be up again in Q3 as we continue to make key hires in our engineering and software groups to continue to drive our development programs.

SG&A expense was 23.5 million for the quarter, up from 21.7 million in Q1. Our actual ongoing cash spending was flat. The increase was solely attributable to reserves on supplier advances in connection with the cancelled Gen 5.5 flat panel project. In the current quarter, we expect SG&A will be back down to Q1 levels. We reported other income of 2.1 million, which reflects foreign exchange gains. Approximately 1.2 million of the FX gain relates to settlement of an inter-company loan as a part of our July refinancing, and as such we have excluded this amount from our non-GAAP net income. We reported net income on a GAAP basis of 0.8 million or $0.02 per share. On a non-GAAP basis, we reported net income of 6.5 million or $0.13 per share.

Now let’s turn to the balance sheet. We ended the quarter with 65 million of cash, down from 89 million at the end of June. Approximately 20 million of the decrease results from the pay-down of debt and related FX impact, as well as season expenses related to the refinancing. We also consumed cash and working capital as AMHS activity ramped up ahead of invoicing and collected milestones on projects. Total debt as of the end of the quarter was 133 million, down from 144 million at the end of the prior quarter. This marks the fourth consecutive quarter of debt reduction, a period in which we have paid down approximately 45 million and restructured the debt to take advantage of lower interest rates and cash deductibility in Japan. The after-tax cost of this debt is approximately 2%. Inventory was down approximately 15 million, which reflects good execution of inventory control.

Now to our outlook for the Fiscal Third Quarter ending December. We expect sales for the quarter to be in the range of 100 to 110 million. We expect AMHS to be in the range of 60 to 70 million. This is consistent with the recent bookings trend in AMHS as we are now seeing the light June Quarter bookings flow into the sales outlook. We expect tool and fab automation sales of approximately 40 million, consistent with the recent booking trends on the outlook for our OEM customers. We expect to report a GAAP net loss in the range of break even to $0.03 per share in non-GAAP net income in the range of $0.02 to $0.05 per share.

With that, I’ll turn it over to Steve Schwartz. Steve?

Steven Schwartz:	Thank you, Mike. My comments today will focus briefly on the Second Quarter results, product activity and our outlook. The installation cost overrun at AMHS was particularly disappointing because it represented a $0.05 per share impact in net income. Although we expect to recover the majority of these costs in future projects, it’s important to understand that circumstances of this particular project and how we managed it. On the outset, we were fully prepared and on schedule to execute twice the amount of install activity in approximately one-half the time compared with the previous expansion phase for this customer.

Just as we began our installation work, the customer made some very significant changes related to how all construction suppliers were to go about their work from the standpoint of safety. Our AMHS installation is a construction project and we were subject to these requirements. When any customer has reasonable concerns related to preserving the health and safety of workers, particularly under these unique circumstances, we only asked how can we help. The customer on this project has and will continue to be a key partner in our business. We have no doubt that doing the right thing for the customer was also the right long-term decision for the business and our shareholders. Preserving this relationship will be rewarded many times over in future projects with this customer. We already have moved beyond this event and we have an understanding with the customer about how we reduce these costs going forward.

Now for an update on products. Our product strategy continues to focus on innovation that delivers productivity to customers while broadening our served market and raising the bar for competitors. Among our released products, Spartan continues to demonstrate its superiority through market share gains. We had a significant competitive win for the sorter with a large D-RAM manufacturer in Taiwan and we achieved five new OEM design wins for the Spartan ESEF. We’re on a pace to increase Spartan sales by 25 to 30% in this fiscal year, despite the industry being down over the same period. We also had two design wins for our latest generation tool software.

During the past quarter, we installed our velocity conveyor in a new flash fab in Japan where our product is being used to transport material between buildings and as a shuttle between stockers. Our velocity product also within the process of being qualified by two other large customers. We are very much the leader in conveyer development. We believe that we are the only supplier with revenue generating conveyor transport capability installed in a major production environment.

In new product development, we’re driving multiple programs related to the tool front end and material handling. And more importantly, we’re developing products and architectures that improve fab productivity through the seamless integration of material handling and tool loading. For example, part of the appeal of our latest generation conveyor is its ability to interface with the direct loading load port and mini stockers to provide an extremely productive bay level or even tool level solution. Components of this solution have already been installed in fabs and we’re now in discussion with both fab and OEM customers to implement and install more integrated solutions for beta evaluation.

Software is a key component of all of this development and we’ve been investing in software both as fab automation management tools and for embedded system and material control. In both hardware and software, we believe we have a significant lead on competitors. We also believe that customers are now acknowledging inherent limitations of current automation architectures and are prepared to invest in innovation that can complement and co-exist with today’s market proven technologies.

Now I have a few comments on outlook. As a leading provider of AMHS, we have an early look at capacity expansion plans by our customers. We currently see no let up in capacity ramp by our largest flash memory customer. The level of activity in B-RAM is clearly down from a year ago, but we still see incremental continuing investments over the next several months as recent capacity additions are absorbed. Over the next two quarters, we anticipate the new orders from our leading edge logic and foundry customers will be modest as well. In flat panels, we continue to see the potential for at least one large booking over the next two quarters. This will come on top of bookings in our FPD business related to expansions and upgrades with current Gen-5 and Gen-6 customers.

When we add up the anticipated activity by current customers, we believe that bookings over the second half of our fiscal year will be stronger than the first half. That means we can expect some recovery from December Quarter sales levels. However, we don’t yet have enough visibility to reliably predict what the 2008 calendar year will look like for Asyst or the industry. Key market share gains in semi-conductor or flat panel could add to this outlook, but the timing of many of these decisions remains fluid.

We’re not immune to the cyclical impact on our business. At the same time, we’ve structured our business to put us in a unique position at our size to remain profitable at trough levels of sales. This is a new condition for Asyst and it’s why we’ve spent the last several years building and optimizing our business model to flex with the industry’s cycles. We have significant opportunities to continue to reduce costs and optimize this model. But having arrived here is just a first step. We are singularly focused on the new products and new customer penetrations that will help us power through the downturns and deliver more growth and profitability than the upturns.

During this time in the industry, we’re investing in products and in the resources required to capture market share with both existing and new products. We have a more robust product pipeline than at any time in our history. We believe that our next generation technologies will allow us to gain share and more consistently price our systems in line with the superior value that we provide. These are our challenges and our opportunities.

I thank you again for your time today. I’ll now ask the operator to come back on so we take your questions.

Operator:	Thank you, sir. We will now begin the question and answer session. As a reminder if you have a question please the, star followed by the one on your touchtone phone. If you would like to withdraw your question please press the, star followed by the two. If you are using a speakerphone today, you will need to lift the handset before making your selection. One moment, please, for our first question.

Our first question comes from the line of Timothy Arcuri with CitiGroup. Please go ahead.

Timothy Arcuri:	Hi, guys. To the issue with the Japanese customer, it seems highly irregular that they would change the terms on all their suppliers in the middle of the project. Were there not, you know, ample safety nets around that in terms of, you know, financial reparations and things like that? Or was this just that they’re the only game in town right now so you kind of have to do whatever they want?

Stephen Schwartz:	Tim, this is Steve. It’s a little bit different situation from that. It was a pretty significant event of the customer. And all activity stopped while the construction suppliers were brought in and really some pretty significant methods were imposed on everybody and everybody adhered to them. This was different from anything planned, different from anything that would exist contractually. And it’s something that we supported fully.

Timothy Arcuri:	Okay. Well Steve, so how then, I guess you look forward to the margins, how do you think the margins are going to lay out in ASI in Fiscal Q3 and Fiscal Q4?

Stephen Schwartz:	Tim, the nature of the business we have is still in the range, you know, in the 25, 27% range. And we will work like crazy to get the issues resolved with the customer so that we can get some recovery. But that’s about where the business is in the backlog right now. We’ll get back there in Q3 and Q4.

Timothy Arcuri:	Okay. And then I guess last question about bookings. You know, I know you just kind of got second half up over first half. But do you think that book to bill in December will be above what?

Stephen Schwartz:	Tim, we’re not guiding it. You know, it feels like it will be around one.

Timothy Arcuri:	Okay. Thanks a lot.

Operator:	Thank you. Our next question comes from the line of Brett Hodess with Merrill Lynch. Please go ahead.

Brett Hodess:	Good afternoon.

Stephen Schwartz:	Hi.

Brett Hodess:	Steve, I’m wondering if you can just go—your sort of ending comments there when you talked about the outlook and your customers over the next few quarters. Since you’ve got a fairly long lead time on the AMHS side relative to other equipment, can you just go a little bit more? You mentioned that on the logic and foundry side, you thought that the next few quarters would be, I guess, sort of low. Is that a change in turning or is that sort of just, you know, what they’ve been expecting and nothing’s been added on to that? And similarly, if you can talk about, you know, the B-RAM guys are lower but, you know, still ordering at some level. Is that a change to what you expected from them or is it about what you expected?

Stephen Schwartz:	Yeah. Bret, a couple quarters ago we imagined that some of the foundry and logic would be happening in our Q3 and Q4. So that’s certainly out from where we imagined it when we started the year. And on B-RAM is probably about where we expected. Also the investments are a little bit later than we imagined. But we did get a pretty good sized order, actually already this quarter, for a piece of B-RAM business that had a chance to book in September [inaudible].

Brett Hodess:	Thanks. And then on the second [inaudible], if you look at the OEM and tool business, you know, given the design range and booking momentum, you’ve got—and the fact that the Spartan ESEF, as you said, is going to be up 25 to 30% in the fiscal year. How do you think, you know, given how the OEM’s are declining their shipments over the, you know, Third and Fourth Quarter and whatnot; is that business, that sort of $40 million run rate pretty sustainable at this level do you think? Or does that trend off or do you have any visibility on that piece?

Stephen Schwartz:	Bret, we probably don’t have a lot of visibility. It’s probably around those levels, certainly down from when we were doing 50 and 55 million. But the levels that we have in that business are pretty consistent with what you’ve heard from the customers who we ship to.

Brett Hodess:	And then the final question. For the 45% gross margin, congratulations on that. That was terrific in that quarter. How sensitive is that to volume then in the near term mix or do we expect to stay in these levels until it’s really at the high end of the range?

Stephen Schwartz:	Bret, of that result, less than a point really comes from volume. In this business, we’ve targeted around these revenue levels, typically in the 42 to 44% range.

Brett Hodess:	So the high number, the 45% in the quarter, was really driven by mix—

Stephen Schwartz:	Yeah, anything in mix can swing it a couple of points. But we have this dialed in pretty well that on average, that it’ll be in the range of 42 to 44. We’ll keep working to try to get it higher.

Brett Hodess:	Okay. Got it. Thanks a lot.

Operator:	Our next question comes from the line of Hari Chandra with Deutsche Bank. Please go ahead.

Hari Chandra:	Thank you. Do you have the guidance for gross margins for the December Quarter volume segment?

Michael Sicuro:	Yeah, hi. It’s Mike. We clearly expect the AMHS gross margins, they were 20% this quarter, to rebound back up in the 25 to 27% range. And then just to kind of dovetail off of Steve’s point on the fab and tool automation business, probably operating in the 42 to 44% range.

Hari Chandra:	Okay. And then can you elaborate a little bit on the inventory, should be at similar levels going forward?

Michael Sicuro:	Yeah, this is Mike again. I think you might see inventory levels kind of trounce around a little bit but not materially for the next, you know, quarter or so. But as we expect the second half of the year, typically later on in the second half of the year to start to see pickup in bookings, you might see some inventory levels increase, you know, later on this year just to reflect the order flow.

Hari Chandra:	Thank you.

Operator:	Thank you. Our next question comes from the line of C.J. Muse with Lehman Brothers. Please go ahead.

Olga Vincent:	Hi. This is Olga Vincent [sp] calling in for C.J. A couple of questions. First of all, can you comment on the competitive landscape you’re seeing in AMHS? I think Mitsubishi reported a couple of days ago and they were sort of aggressive on their AMHS outlook. And I think there was some comments about Brooks being more competitive with you guys. So, can you just comment about what you’re seeing there?

John Swenson:	Olga, this is John. You mentioned a name there. You said Mitsubishi. Is that what you meant or—

Olga Vincent:	Yes.

John Swenson:	—perhaps is that a different supplier?

Olga Vincent:	Let’s see. Yeah, I think it was Mitsubishi [inaudible] were talking about their automation and especially within panel makers.

John Swenson:	Oh, you know, Olga, they may do some automation but it’s not competitive with what we do.

Olga Vincent:	Okay. So now—

John Swenson:	But still—

Olga Vincent:	—in general—

John Swenson:	—I’ll let Steve comment on the competitive trends in general though.

Stephen Schwartz:	Generally, their competitive environment is now in material handling business [inaudible] Asyst Technologies, Murata and Daifuku.

Olga Vincent:	Um-hmm.

Stephen Schwartz:	The customers who are spending fortunately are customers of ours. I think the environment is pretty tough from the standpoint of how much business is actually happening. We think we’re in a good position right now. But it’s not the healthiest of environments for the AMHS spending otherwise.

Olga Vincent:	Um-hmm. Okay, got you. And then in terms—I think in the last call you had talked about expectations for SP orders from Century and the Gen-5and [inaudible] around the March Quarter. Is there any change to that outlook and are there any other projects that you’re currently tracking that you weren’t tracking last quarter?

Stephen Schwartz:	Olga, the same projects and the business and the projects you mentioned are still pending actually.

Olga Vincent:	Okay. So you’re actually not so sure about the March Quarter now in terms of orders?

Stephen Schwartz:	The timing still feels—it might be—we might get some indications even a little bit earlier.

Olga Vincent:	Okay.

Stephen Schwartz:	But the business hasn’t been led yet.

Olga Vincent:	Okay. And then did you mention, I think, during your prepared comments any additional projects or did I miss that?

Stephen Schwartz:	We’re focused on two of the projects you mentioned.

Olga Vincent:	Okay. Got you. And then I guess just from a purely modeling standpoint, how should I think about, I guess, tax expenses over the next couple of quarters?

Michael Sicuro:	Yeah. This is Mike. Tax rates I look at probably low 40’s, possibly high 30’s, 30%.

Olga Vincent:	Okay.

Michael Sicuro:	30’s, low 40’s.

Olga Vincent:	Okay, good. That’s all I have. Thanks a lot.

Michael Sicuro:	Thank you.

Operator:	Thank you. Our next question comes from the line of Mike Nery with Nery Asset Management. Please go ahead.

Mike Nery:	Hi. Just a couple of questions. First, what was depreciation and cap ex in the quarter and what do you expect for cap ex for the year?

Michael Sicuro:	This is Mike. Cap ex was about 2 million and about the same for depreciation. Depreciation of 2 million is probably a good run rate to use going forward. Our cap ex, we’ll probably see that drop a little bit in Q3 and maybe be about half that possibly, maybe even a little bit less than half. But we might see it pick up a little bit in Q4 and Q1 as we continue to bill out some of our IT infrastructure.

Mike Nery:	Okay. And on the last call you had made some comments about reducing SG&A expense from the then current levels. You know, Third Quarter revenue is going to be down substantially from Q1, yet it seems like SG&A is going to be flat. Can you talk a little bit about what your plans are with SG&A expense?

Michael Sicuro:	Sure. It’s Mike again. Just sort of maybe backing up a little bit. Our run rate this year in the first six months, our cash spend is actually down about 10% over last year. And as it relates to Q3 and Q4, we’re taking a conservative approach. We’re not saying we’re going to be flat, at least in Q3. But we’re pushing expenses down, we’ve got some initiatives internally to try and drive down those costs down in Q3 and Q4. But right now, we’re looking like Q3 will expense flat and hopefully Q4 will come down.

Mike Nery:	Do you have any targets yet for what you hope to do with expenses later on in the year?

Michael Sicuro:	Yeah, I think internal targets absolutely, but nothing that we’ve published. And again, maybe, you know, you could just add some modest declines maybe later on in the second half.

Mike Nery:	Okay.

Michael Sicuro:	But just for your modeling purposes.

Mike Nery:	Okay. And what was backlog at the end of the quarter?

Michael Sicuro:	Backlog was around 95 million.

Mike Nery:	Okay. Thank you.

Michael Sicuro:	Thank you.

Operator:	Thank you. Our next question comes from the line of Jinhy Yoon with JP Morgan. Please go ahead.

Jinhy Yoon:	Hi guys, good afternoon.

Stephen Schwartz:	Hi, good afternoon.

Jinhy Yoon:	That one big flat panel order that you say could occur, how large of an opportunity is that?

John Swenson:	Jinhy, this is John. A couple of different ones. In each case, this is just a first phase of a multi phase project. In one case, we’re talking about something in the high teens and another, the first phase could be as much as 30 million. And one would probably be a $60 million total project, the other perhaps in excess of 100 million.

Jinhy Yoon:	Do you think that would be both within the calendar year?

John Swenson:	We view them both as opportunities at the moment that you might say the timing on those has been eminent for the last year. So we’re still watching closely.

Jinhy Yoon:	Okay. And then what is your break-even and what’s your gross margin at that level?

Michael Sicuro:	It’s Mike. Gross margins in flat panel is certainly a little bit—

Jinhy Yoon:	Oh, just for the whole company.

Michael Sicuro:	Gross margin break even?

Jinhy Yoon:	Yeah. Like what’s your break-even revenue rates and then what was the year gross margin?

Michael Sicuro:	Mike. Our revenue break even is below 400, plus or minus.

Stephen Schwartz:	On an annual basis.

Michael Sicuro:	On an annualized basis.

Stephen Schwartz:	Jinhy, somewhere around 85 million has been our target. And kind of depending on mix between AMHS and non-AMHS, that’s probably still about the right number on a quarterly run rate. And we’re not all that volume sensitive in either business as far as gross margin.

Michael Sicuro:	Especially on the components side.

John Swenson:	Yeah. So something not that far from where we are today would be the working assumption on that.

Jinhy Yoon:	Okay. And then on a pro forma basis, it seems like your tax rate was really low this quarter. Am I correct on that or am I missing something?

John Swenson:	No, no. You’re correct. I think the reason for the tax rate—actually there really was no tax rate this quarter. We actually had a tax benefit, mainly because of the profitability mix in Japan. But again, kind of modeling on a static basis, look to the high 30 low 40% range for tax rates, assuming a static profitability mix.

Jinhy Yoon:	Yeah. I mean once I backed out the tax benefits and the one-time item, I got a pretty low rate. I mean is this like an international tax thing or what happened?

John Swenson:	Yeah, that’s exactly right. With the installation issue that Steve talked about plus the supplier charge, that takes the profitability down in Japan significantly. So this quarter is not a good quarter to use as a benchmark going forward.

Jinhy Yoon:	Okay. And then just given the fact that your orders were up sequentially this quarter, that your guidance is for fiscal second half to be higher than first half, just are you calling the turn in the spending cycle and if so, how many quarters can that last?

John Swenson:	Jinhy, we’re not calling a trend. I think Q1 was very low. The rest of the year is feeling better but it’s off of a relatively low base.

Jinhy Yoon:	Okay. So you’re not looking out beyond two quarters?

John Swenson:	No.

Jinhy Yoon:	Okay, got you. And then just the other thing I was going to say is I just listened to your historical order of patterns and I see it’s very lumpy but your revenue stream is pretty steady. Like on an up cycle, it can go up four or five quarters. Do you think you’re in that time period now or do you feel that you can’t make any comment on revenue at this time?

Michael Sicuro:	Jinhy, it’s Mike. That’s a good question. Our accounting methods that we use on the AMHS business, which in essence is two-thirds of our business, the percentage of completion method tends to flatten the revenues or make them more stable and don’t really take into account some cases in big movements and bookings. So you’ll see that for not just our company but other companies that have a similar accounting method. So that’s why in essence you’ll see, for example, big dips or big rises in bookings. But you’ll see revenues coming in with a lot less volatility.

Jinhy Yoon:	Um-hmm. And so would you be in that period now with bookings increase that just happened in this past quarter? Like I guess June’s booking the large AMHS project, would you be able to run your revenues up for a few quarters?

Michael Sicuro:	Over time, yes. But not—it won’t be spiking, no.

Jinhy Yoon:	Got you. Okay.

Michael Sicuro:	Everything with this accounting method is fairly gradual, whether it’s going up or going down.

Jinhy Yoon:	Got you. Okay. Thank you very much.

Operator:	Thank you. Our next question is a follow-up question from the line of Timothy Arcuri with CitiGroup. Please go ahead.

Timothy Arcuri:	Hi. Just a couple of housekeeping views. Mike, what are the OPEX breakouts, R&D and SG&A by ATI and ASF?

Michael Sicuro:	On the R&D side, about two-thirds of it is over here in North America and about one-third is over in Japan. And on the SG&A side, it’s probably about the same mix. Maybe a little more SG&A here in California mainly because of the public company costs associated with running the business.

Timothy Arcuri:	Okay. And what’s the current value of the NOL?

Michael Sicuro:	About 270 million. That’s fully reserved on the balance sheet.

Timothy Arcuri:	Okay. Thank you.

Michael Sicuro:	Thank you.

Operator:	Thank you. Ladies and gentlemen, if you have additional questions please press the, star followed by the one.

Our next question comes from Krish Sankar with Banc of America Securities. Please go ahead.

Krish Sankar:	Hey, guys. Can you hear me?

Stephen Schwartz:	Yes.

John Swenson:	We can. Hi, Krish.

Krish Sankar:	Quick question. Can you give a quick update on where you are in the outsourcing on your AMHS business?

Stephen Schwartz:	Hi, Krish. This is Steve. The activity on the outsourcing actually has begun to pick up a lot of momentum. So already at the component level, we’re pretty significantly outsourced. We’re in the process now of looking at more major modules. And that’s a decision we’ll make within the next six months. But the kind of activities that we went through here in Fremont now several years ago have just begun over in Japan. We think there’s an opportunity now to look at resources to focus on at AM to really derive some significant benefits. With the change in the Flextron relationship now with Flextronics, I think they’re a good partner to continue to work with here who might have capability to move this along a little bit faster.

Krish Sankar:	And you had mentioned previously that this outsourcing [unintelligible] to the low 30’s gross margin. Is that still true—if so, is there a certain time line or is there a certain revenue level where you’ll get that level gross margin?

Stephen Schwartz:	Krish, it wouldn’t be revenue dependent. It would be getting the capability moved. That kind of cost opportunity still exists. And that would be from whenever there’s a go condition, I would guess it would be about a Fourth Quarter period from initiation. At current prices from initiation to realization, if you will.

Krish Sankar:	Okay. And on your AMHS, this large customer that impacts the gross margin, can you qualify how much million dollar a year shift to this customer? Like how much have you shipped so far, is it like 20 million, 40 million worth of AMHS’ business?

Stephen Schwartz:	To this location, closer to 100 million.

Krish Sankar:	So this is 100 million. So is it fair enough to assume that that’s pretty much—you’ll pretty much go through the whole opportunity as a good customer?

Stephen Schwartz:	We’re probably halfway.

Krish Sankar:	Halfway. Okay. All right. Thank you.

Stephen Schwartz:	Thank you.

Operator:	Thank you. If there are any additional questions please press the, star followed by the one at this time.

And that does conclude our question and answer session. I’d like to turn it back over to management for closing remarks.

John Swenson:	Okay. Thank you everyone for your time and interest. We look forward to speaking with you next quarter.

Operator:	Ladies and gentlemen, that does conclude our Asyst Technologies Second Quarter 2008 Fiscal Year Conference Call. If you would like to listen to a replay of today’s conference, please dial (303) 590-3000 or 1-(800) 405-2236 and enter the pass code 11100080. Again, those numbers are (303) 590-3000 or 1-(800) 405-2236 pass code number is 11100080. Thank you for using ACT. You may now disconnect.
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